Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc.

Board Declares Quarterly Dividend Payment of $0.09 per share

OAKVILLE, ONTARIO, (November 7, 2008): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced the Board of Directors has declared a quarterly dividend of $0.09 per share.

The dividend is payable on December 4th, 2008 to shareholders of record as of November 20th, 2008. The Company’s current dividend policy is to pay 20-25% of prior year, normalized net earnings. The declaration of future dividends continues to be subject to the discretion of the Company’s Board of Directors.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on November 26th, 2008 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on December 4th, 2008.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee and donuts, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of September 28, 2008, Tim Hortons had 3,294 systemwide restaurants, including 2,870 in Canada and 424 in the United States. More information about the Company is available at www.timhortons-invest.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com